EXHIBIT 4.2

                       INTEGRATED DEVICE TECHNOLOGY, INC.
                              OFFICERS CERTIFICATE


         Each of Leonard Perham, President and Chief Executive Officer, and Jack Menache, Vice President, General Counsel and Secretary of Integrated Device Technology, Inc., a Delaware Corporation (the "Company") pursuant to the Indenture dated as of June 1, 1995 (the "Indenture") between the Company and The First National Bank of Boston, as Trustee, hereby certifies on behalf of the Company that the Company has amended Section 22 of its Amended and Restated
Rights Agreement dated as of February 27, 1992 as set forth on Exhibit A attached hereto in accordance with the requirements of Section 15.5(d) of the Indenture.

         Each of the undersigned further certifies that he has read Section 15.5(d) of the Indenture, has reviewed the Board of Directors resolutions which amended the Rights Agreement and have made such investigation as the undersigned believes is necessary to enable him to execute this Officers Certificate, which satisfies the Company's covenants under the Indenture.

         IN WITNESS WHEREOF, each of the undersigned have executed this Officers Certificate as of the 29th day of September, 1995.

                             INTEGRATED DEVICE TECHNOLOGY, INC.



                             By:   /s/ Leonard Perham
                                   ---------------------------------------------
                                   President and Chief Executive Officer



                             By:   /s/ Jack Menache
                                   ---------------------------------------------
                                   Vice President, General Counsel and Secretary


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                                    EXHIBIT A

Section 22.       Issuance of New Rights Certificates.

         Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares of stock or other securities or property purchasable under the Rights Certificates made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of shares of Common Stock following the Distribution Date and prior to the redemption or expiration of the Rights, the Company (a) shall, with respect to shares of Common Stock so issued or sold pursuant to the exercise of stock options or otherwise under any employee plan or arrangement, which plan or arrangement is existing as of the Distribution Date, or upon the exercise, conversion or exchange of any other securities issued by the Company on or prior to the Distribution Date, (b) shall, with respect to shares of Common Stock so issued or sold by the Company upon exercise, conversion or exchange, in whole or part, of any or all of the 5-1/2% Convertible Subordinated Notes due 2002 issued pursuant to that certain Indenture dated as of June 1, 1995, as may be amended from time-to-time, between the Company and the First National Bank of Boston as Trustee, and (c) may, in any other case, if deemed necessary or appropriate by the Board of Directors of the Company, issue Rights Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) with respect to subparagraphs (a) and (c) above, no such Rights Certificates shall be issued if, and to the extent that the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Rights Certificates would be issued, and (ii) no such Rights Certificates shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.